As filed with the Securities and Exchange Commission on May 8, 2012.

Registration No. 333-176548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Source Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	1311	45-2735455
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

(405) 272-3028

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristian B. Kos President and Chief Executive Officer

New Source Energy Corporation

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

(405) 272-3028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roger A. Stong James W. Larimore Crowe & Dunlevy, A Professional Corporation 20 North Broadway, Suite 1800 Oklahoma City, Oklahoma 73102 (405) 235-7700	Edward S. Best Dallas Parker Mayer Brown LLP 700 Louisiana Street, Suite 3400 Houston, Texas 77002 (713) 238-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non–accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and NYSE listing fee, the amounts set forth below are estimates.

SEC Registration Fee	$14,541
FINRA Filing Fee	13,058
New York Stock Exchange listing fee	158,800
Accountants’ fees and expenses	1,500,000
Legal fees and expenses	500,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees	8,000
Miscellaneous	200,000

Total	$2,794,399

ITEM 14.	Indemnification of Directors and Officers

Our certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, we expect that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we intend to continue to be allowed to maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We expect to enter into written indemnification agreements with our directors and officers. We expect that under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors will review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

ITEM 15.	Recent Sales of Unregistered Securities

The contributing parties contributed their interests in the Acquired Assets for a total of 21.2 million shares of our common stock. On August 12, 2011 we sold 157,500 shares of our common stock in a private offering for consideration of approximately $1.6 million. On August 18, 2011, we issued 2.9 million shares of our common stock in the form of shares of restricted stock to employees.

These issuances of our common stock did not involve any underwriters or a public offering, and we believe that such issuances were exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, due to the limited number of persons involved and their relationship with us.

ITEM 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed as part of this registration statement is set forth in the Exhibit Index, which is incorporated herein by reference.

ITEM 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) FOR THE PURPOSE OF DETERMINING ANY LIABILITY UNDER THE SECURITIES ACT, EACH POST-EFFECTIVE AMENDMENT THAT CONTAINS A FORM OF PROSPECTUS SHALL BE DEEMED TO BE A NEW REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED THEREIN, AND THE OFFERING OF SUCH SECURITIES AT THAT TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE OFFERING THEREOF.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma, on May 8, 2012.

New Source Energy Corporation (Registrant)

By:	/S/ KRISTIAN B. KOS
Kristian B. Kos, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 8, 2012

	By:	/S/ KRISTIAN B. KOS
Kristian B. Kos, Director, President and Chief Executive Officer (Principal Executive Officer)
Date: May 8, 2012

	By:	*
David J. Chernicky, Chairman of the Board and Senior Geologist
Date: May 8, 2012

	By:	*
Richard D. Finley, Chief Financial Officer (Principal Financial and Accounting Officer)
Date: May 8, 2012

	By:	*
Kevin A. Easley, Director

	*By:	/S/ KRISTIAN B. KOS
Kristian B. Kos, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1†	Form of Underwriting Agreement

3.1†	Certificate of Incorporation

3.2†	Bylaws

5.1	Opinion of Crowe & Dunlevy, A Professional Corporation as to the legality of the securities being offered

10.1†	Credit Agreement, dated as of August 12, 2011, among the Registrant, Bank of Montreal, as Administrative Agent, and the lenders party thereto

10.2†	Contribution Agreement, dated as of August 12, 2011, between the Registrant and Scintilla, LLC

10.3†	Contribution Agreement, dated as of August 12, 2011, among the Registrant, Deylau, LLC, Timothy R. and Robin L. Cargile, W.K. Chernicky, L.L.C., Okeanos, Inc., Tony McKaig, and Red Dragon, L.L.C.

10.4†	Right of First Refusal and Access Agreement, dated as of August 12, 2011, among the Registrant, New Dominion, LLC and Scintilla, LLC

10.5†	Golden Lane Participation Agreement, dated as of January 10, 2007, among New Dominion, LLC, as operator, and the working interest holders in the Golden Lane field

10.6†	First Amendment to Golden Lane Participation Agreement, dated as of October, 2007, among New Dominion, as operator, and the working interest holders in the Golden Lane field

10.7†	Joint Operating Agreement, dated as of August 12, 2011, among the Registrant, New Dominion, LLC and Scintilla, LLC

10.8†	Registration Rights Agreement, dated as of August 12, 2011, among the Registrant, the David J. Chernicky Trust, Deylau, LLC, Timothy R. and Robin L. Cargile, W.K. Chernicky, L.L.C., Okeanos, Inc., Tony McKaig, and Red Dragon, L.L.C.

10.9†	Letter governing terms of employment between Kristian B. Kos and the Registrant

10.10†	Letter governing terms of employment between Richard D. Finley and the Registrant

10.11†	Letter governing terms of employment between David J. Chernicky and the Registrant

10.12†	Letter governing terms of employment between V. Bruce Thompson and the Registrant

10.13†	New Source Energy Corporation 2011 Long-Term Incentive Plan

10.14†	Letter agreement, dated February 27, 2012, effective December 1, 2011, between the Registrant and New Dominion, LLC

21.1	Table of Subsidiaries (Not Applicable)

23.1†	Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

23.2†	Consent of BDO USA, LLP

23.3†	Consent of Ralph E. Davis Associates, Inc.

24.1†	Powers of Attorney (included on signature page to this registration statement)

99.1†	Report of Independent Petroleum Engineers, Ralph E. Davis Associates, Inc., relating to oil and natural gas reserves as of December 31, 2011

†	Previously filed with this registration statement

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